EXHIBIT 3.23

CERTIFICATE OF AMENDMENT

OF

HERITAGE GOLF VALENCIA, LLC

1. The name of the limited liability company is HERITAGE GOLF VALENCIA, LLC.

2. The Certificate of Formation of the limited liability company, filed on September 14, 2000, and the Certificate of Amendment filed on February 7, 2002, in the Office of the Secretary of State of the State of Delaware, are hereby amended as follows:

The name of the limited liability company shall be CNL Income Valencia, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Heritage Golf Valencia, LLC this 26th day of October, 2006.

HERITAGE GOLF VALENCIA, LLC a Delaware limited liability company

By:	/S/ TAMMIE A. QUINLAN
Tammie A. Quinlan Executive Vice President